SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-b (e)
    (2))
[ ] Definitive Proxy Statement
[X] Definitive  Additional  Materials
[ ] Soliciting  Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LASERSIGHT INCORPORATED
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
      ..........................................................................
      2)  Form, Schedule or Registration Statement No.:
      ..........................................................................
      3)  Filing Party:
      ..........................................................................
      4)  Date Filed:
      ..........................................................................

                            LASERSIGHT INCORPORATED
                         12249 Science Drive, Suite 160
                             Orlando, Florida 32826



June 15, 1998



Dear LaserSight Incorporated Shareholder:

Recently you should have received Proxy Material related to LaserSight's annual meeting of shareholders, which was scheduled for June 12, 1998. Because many of the company's shares are held in retail brokerage accounts and due to delays in the mail delivery since the proxy material was originally sent, a number of shareholders reported not receiving their package as of the meeting date. Likewise, on Friday we had not yet received the required number of votes to have a quorum representation on our pending proposals. Therefore, we adjourned the business portion of the annual meeting until June 30, 1998, to allow additional time for shareholders to return their proxies.

As of Friday's meeting date, we had more than a 40 percent response rate with 90-plus percent in favor of the proposals. We need at least 51 percent to achieve quorum. Please help by getting your votes in via the following several ways:

* Using a touch-tone phone, call the toll-free number on the voting instruction form and follow the recorded instructions. The 12-digit control number needed for this voting method is located on the same form. This method is fast and is immediately posted.

*    Vote via the Internet by the following Web site:  www.proxyvote.com

* If your shares are registered directly in your name, you can telecopy your instruction card to 718-921-8334 to the attention of Isaac Kagan.

*    Or send in your instruction card via mail.

                         YOUR VOTE IS ALWAYS IMPORTANT.
                       THANKS FOR YOUR CONTINUED SUPPORT.

If you have any questions or would like assistance in voting, please call Julie Tockman at 314-469-3220, extension 3060.

Sincerely,


/s/Michael Farris
--------------------------
Michael Farris
President and Chief Executive Officer

Enclosure

                             LASERSIGHT INCORPORATED
                         SUPPLEMENT DATED JUNE 16, 1998
                      TO PROXY STATEMENT DATED MAY 28, 1998


        Following is a brief description of recent significant developments:

1. TLC Private Placement. On June 5, 1998, LaserSight completed a private placement of 2,000,000 shares of its Series C Preferred Stock which resulted in an $8,000,000 investment in LaserSight by TLC The Laser Center Inc. Each share of Series C Preferred Stock is convertible on a fixed, one-for-one basis into LaserSight's Common Stock.

2. Vision Twenty-One. On June 5, 1998, LaserSight received approximately $4,300,000 in cash from the liquidation of the Vision Twenty-One, Inc. stock received by LaserSight in December 1997 in connection with LaserSight's sale of two of its health care subsidiaries.

3. Series B Preferred Stock. On June 5, 1998, LaserSight repurchased all outstanding shares of its Series B Preferred Stock for $6,300,000 (including a 20% premium).

4. Loan Repayment. On June 5, 1998, LaserSight paid off all amounts owed to its secured lender, Foothill Capital Corporation.

5. Dawson Samberg Private Placement. On June 12, 1998, LaserSight completed a private placement of 2,000,000 shares of its Series D Preferred Stock with Dawson Samberg Capital Management's Pequot Private Equity Fund, L.P. and certain affiliates. This private placement resulted in an $8,000,000 investment in LaserSight. The Series D Preferred Stock is convertible on a one-for-one basis into 2,000,000 shares of Common Stock, subject to certain adjustments in the event of future equity financings based on a price of less than $4.00 per share of Common Stock. So long as the Series D Preferred Stock is convertible into at least 7.5% of the outstanding Common Stock, the holders of the Series D Preferred Stock will be able to elect one member of LaserSight's Board of Directors. Thereafter, as long as certain ownership thresholds are maintained, the Holders of the Series D Preferred Stock are eligible to nominate an individual to stand for election to LaserSight's Board of Directors.

6. Effect on Series B Proposal. As disclosed in the Proxy Statement, LaserSight's March 1998 agreement with the holders of the Series B Preferred Stock provided that LaserSight would issue to such holders additional warrants to purchase 750,000 shares of Common Stock at an exercise price of $2.753 per share if the Series B Proposal was for any reason not approved by LaserSight's common stockholders by June 12, 1998. LaserSight believes that, as a result of its repurchase of the remaining Series B Preferred Stock on June 5, 1998, it no longer needed stockholder approval to implement the remaining portions of the Series B Proposal. LaserSight is discussing its position with the staff of The NASDAQ Stock Market. There can be no assurance whether the NASDAQ staff or the former holders of the Series B Preferred Stock will agree with LaserSight's position. LaserSight is continuing to solicit proxies in favor of the Series B Proposal.

7. Updated Principal Stockholder Information. The following table sets forth information regarding the beneficial ownership of Common Stock as a result of the private placements described above. The percentage calculations have been computed in accordance with the rules of the Securities and Exchange Commission based on the number of shares Common

        Stock outstanding as of June 12, 1998. None of the shares indicated below are eligible to be voted on any of the proposals included in the Proxy Statement. For purposes of the following table, each person's "beneficial ownership" of the Common Stock has been determined in accordance with the rules of the SEC.

                                                Number of Shares         Percentage of
Name of Stockholder                              of Common Stock       Common Stock Owned
-------------------                              ---------------       ------------------
TLC The Laser Center Inc.                           2,000,000(1)             11.97%
        5600 Explorer Drive
        Suite 301
        Mississauga, Ontario
        Canada L4W 4Y2

Dawson Samberg Capital Management, Inc.(2)          2,000,000(3)             11.97%
        354 Pequot Avenue
        Southpoint, Connecticut  06490-0760



(1) Represents Common Stock that would have been issuable if the indicated person had converted all of its shares of Series C Preferred Stock at an assumed conversion price of $4.00 per share.

(2) Represents shares held by three separate entities managed by Dawson Samberg Capital Management, Inc.

(3) Represents Common Stock that would have been issuable if the indicated person had converted all of its shares of Series D Preferred Stock at an assumed conversion price of $4.00 per share.